SMITH BARNEY MANAGED MUNICIPALS FUND
                                10f-3 REPORT
                 March 1, 2004 through May 31, 2004


                    	  Trade                                          % of
Issuer                     Date      Selling Dealer    Principal Price issue(1)

Building Authority Govt.
 4.000% due 7/1/2026  5/28/2004  UBS PaineWebber  $6,000,000  $103.343  0.29%A
 5.000% due 7/1/2036  5/13/2004  UBS PaineWebber  13,000,000  93.499    0.12B


California State Economy Recovery 5/6/2004 Lehman Brothers 18,500,000 108.090
 0.14C 5.000% due 2/1/2025

Perto Rico Commonwealth 4/12/2004  Bear Stearns 4,500,000 99.222 0.49D


(1) Represents purchases by all affiliate funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.



A - Includes purchases of $5,000,000 by other affiliated mutual funds and discretionary accounts.
B - Includes purchases of $12,000,000 by other affiliated mutual funds and discretionary accounts.
C - Includes purchases of $9,000,000 by other affiliated mutual funds and discretionary accounts.
D - Includes purchases of $2,500,000 by other affiliated mutual funds and discretionary accounts.